FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 11.7% INCREASE IN FIRST QUARTER SALES
MANAGEMENT RAISES 2011 GUIDANCE
LICENSE WITH S.T. DUPONT RENEWED

New York, New York, April 27, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the first quarter of 2011 were approximately $133.4 million, an 11.7% increase from $119.4 million in the first quarter of 2010.  At comparable foreign currency exchange rates, net sales for the first quarter were up 11.6%.  Inter Parfums plans to issue its results for the first quarter of 2011 on or about May 10, 2011.

	Three months ended March 31,
(in millions)	2011	2010	% Change

European-based product sales......	$121.6	$108.3	12.3%
United States-based product sales...	11.8	11.1	6.5%
	$133.4	$119.4	11.7%

"The new year started on a strong note," stated Jean Madar, Chairman & CEO of Inter Parfums.  Discussing European-based operations, he commented, "First quarter sales growth was due to a number of factors, including the January 1, 2011 commencement of prestige product distribution in the U.S. by our subsidiary, Interparfums Luxury Brands.  Taking over U.S. distribution contributed to the 35% increase in first quarter North American prestige product sales in local currency.  Other markets that were especially strong during the period include South America and Eastern Europe, where comparable quarter sales in local currency were up 97% and 37%, respectively."

Mr. Madar continued, "The Jimmy Choo signature fragrance debuted with limited distribution in the first quarter.  With strong demand on order renewals plus broader distribution anticipated in the second half, we are increasing our production forecast for the year.  Also contributing to the top line growth were Lanvin brand sales which, in local currency, were 35% ahead of last year's first quarter.  Based upon sales of Montblanc's historic lines and the launch of Legend for men, brand sales are also running well ahead of budget.  In local currency, comparable quarter Burberry brand sales declined a modest 8%, in line with expectations, as last year's first quarter benefited from the worldwide launch of Burberry Sport.  Similarly in local currency, first quarter Van Cleef & Arpels sales were 19% below those of last year's first quarter which included the launch of Oriens."

Discussing U.S.-based operations, Mr. Madar pointed out, "Following the 16% sales growth achieved in 2010, sales continued to rise in 2011, up 6.5% in the current first quarter, owing to increased international distribution of specialty retail products and new product launches for the Gap and Banana Republic brands.  Most of the new product introductions, including the debut products for Betsey Johnson and Nine West, are timed for the second half."

Russell Greenberg, Executive Vice President & Chief Financial Officer, stated, "Based upon strong first quarter sales, changes in foreign currency exchange rates and our expectations for the balance of the year, we are raising our 2011 guidance.  We currently expect net sales of approximately $550 million resulting in net income attributable to Inter Parfums, Inc. of approximately $32.5 million, or $1.05 per diluted share.  Guidance assumes the dollar remains at current levels."

Renewal of S.T. Dupont License

In addition, on April 26, 2011 we renewed our license agreement with S.T. Dupont for the creation, development and distribution of fragrance lines for 5 1/2 years until December 31, 2016 on mutually favorable terms and conditions.  Our initial 11 year license agreement with S.T. Dupont was signed in June 1997, and had previously been extended in 2006 for an additional 3 years until June 3, 2011. Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com